SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                        Date of Report: February 3, 1998

                     American Communications Services, Inc.
             (Exact name of registrant as specified in its charter)

State of Delaware                   0-25314                 52-1947746
(State or other jurisdiction of     (Commission             (I.R.S. Employer
incorporation or organization)      File No.)               Identification No.)

131 National Business Parkway
Annapolis Junction, Maryland                                20701
(Address of Principal Executive                             (Zip Code)
Offices)

(301) 617-4200
(Registrant's telephone number,
including area code)

Item 5.           Other Events.

On February 3, 1998, American Communications Services, Inc. (NASDAQ: ACNS) issued a press release that it had adjusted the aggregate principal amount of securities sought in its offer to exchange (the "Exchange Offer") its 13 3/4% Senior Notes due 2007, which have been registered under the Securities Act of 1933, as amended, for its outstanding 13 3/4% Senior Notes due 2007 (the "Old Notes") to $173.25 million in order to enable the holders of all eligible securities to participate in the Exchange Offer.

The Company also extended the Exchange Offer to 5:00 pm, New York City time, on February 3, 1998, unless extended. Based on information received from its exchange agent, The Chase Manhattan Bank, the Company believes that approximately $170.00 million aggregate principal amount of the $173.25 aggregate principal amount of Old Notes eligible to participate in the Exchange Offer had been tendered as of February 2, 1998.

Except for the extension of the expiration date and the adjustment of the amount of Old Notes sought, all other terms and conditions of the Exchange Offer remain as set forth in the exchange offer documents previously furnished to the holders of the Old Notes.

American Communications Services, Inc. offers the full suite of integrated business telecommunications services, including dedicated access, local dial tone, long distance, advanced data, Internet and networking solutions. The company is actively implementing marketing plans to become the primary provider of competitive voice and data communications services in all markets it serves. For more information about ACSI, contact www.acsi.net on the Internet.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    AMERICAN COMMUNICATIONS SERVICES, INC.
                                    By


Date:  February 3, 1998             /s/ Riley M. Murphy
                                    -------------------------------------------
                                    Riley M. Murphy, Executive Vice President
                                      Legal and Regulatory Affairs and Secretary